                                                                   EXHIBIT 10.23

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

                                  (STEVEN LUNN)

                  EMPLOYMENT AGREEMENT (the "Agreement") dated February 28, 2003 by and between TRW Automotive Acquisition Corp. (the "Company"), TRW Limited
("Limited") and Steven Lunn ("Executive").

                  WHEREAS, Northrop Grumman Corporation and BCP Acquisition
Company L.L.C. ("BCP") have entered into a Master Purchase Agreement, dated as of November 18, 2002 (the "Purchase Agreement") pursuant to which, after giving effect to the transactions contemplated by the Purchase Agreement, the Company will be a subsidiary of BCP or one of its affiliates;

                  WHEREAS, Executive is currently employed by the business to be acquired by the Company pursuant to the Purchase Agreement (the "Business") and has entered into a service agreement dated in 1997 between Executive and Lucas
Limited and LucasVarity plc (and their successors, LucasVarity Limited and TRW,
Inc.) (the "Prior Employment Agreement") and the Company, Limited and BCP desire that Executive continue to be employed by the Business and to enter into this
Agreement embodying the terms of Executive's employment;

                  WHEREAS, Executive desires to continue to be employed by the
Business and to enter into this Agreement;

                  In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

                  1. Effectiveness; Term of Employment.

                     a. Effectiveness. This Agreement shall constitute a binding agreement between the parties as of the date hereof; provided, that notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective only upon the Closing Date (as defined in the Purchase Agreement (such date being hereinafter referred to as the
"Effective Date")). In the event the Purchase Agreement is terminated for any reason without the Closing Date having occurred, this Agreement shall be terminated without further obligation or liability of either party.

                     b. Executive's term of employment by the Company and
Limited shall commence on the Effective Date and terminate in accordance with
Section 7 of the Agreement on the terms and subject to the conditions set forth in this Agreement. The period of Executive's employment hereunder is referred to as the "Employment Term."

                  2. Position.

                     a. During the Employment Term, the Company and Limited
shall employ Executive as the Executive Vice President and Chief Operating
Officer, TRW Automotive. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive
Officer of the Company (the "CEO") or the Board of Directors of the Company (the
"Board") and will report to the CEO.

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                     b. During the Employment Term, Executive will devote
Executive's full business time and best efforts to the performance of
Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that nothing herein shall preclude Executive, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to, or continuing to serve on, any board of directors or trustees of any business corporation or any charitable organization; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.

                  3. Base Salary. During the Employment Term, Limited shall pay
Executive a base salary at the annual rate of (pound)433,000, payable in regular monthly installments in accordance with the Company's usual payment practiceS, but no later than the last day of each month. The Board shall annually review
Executive's base salary and Executive shall be entitled to such increases (but no decreases), if any, as may be determined in the sole discretion of the Board.
Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

                  4. Annual Bonus. With respect to fiscal year 2003 (i.e., the fiscal year commencing January 1, 2003) and each fiscal year during the
Employment Term, Executive shall be eligible to earn an annual bonus award (an
"Annual Bonus") of up to one hundred and thirty percent (130%) of Executive's
Base Salary (the "Target Annual Bonus") based upon the achievement of annual net income, EBITDA and cash flow targets established by the Board within the first three months of each fiscal year during the Employment Term. For fiscal year
2003, the Annual Bonus will be based on the twelve-month period commencing
January 1, 2003. For each fiscal year during the Employment Term, the Annual
Bonus will be paid by Limited in accordance with past practice but no later than the 15th of April of the following year.

                  5. Employee Benefits. During the Employment Term, Executive
shall be entitled to participate in the Company's employee benefit plans provided to employees in the United Kingdom (the "U.K.") (including medical, disability, life insurance and accidental death and dismemberment, but not including severance, bonus and incentive plans and the Company's U.S. defined benefit pension plan) as in effect from time to time (collectively "Employee
Benefits"), on the same basis as those benefits are provided to other senior executives of the Company (other than the CEO) in the U.K., which currently include the employee benefits listed on Schedule 5A. In addition, the
Executive's current pension rights will continue to be provided through the
Company's U.K. Pension Scheme and Lucas Funded Executive Pension Scheme No. 4,
or any successor pension schemes thereto. If there are changes in the tax structure of pension provisions in the U.K., Limited shall endeavor to retain the overall value of Executive's current pension arrangements; provided, that
Limited's cost in providing Executive such value is not increased.

                  6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by Limited in accordance with Limited policies.

                  7. Termination. The Employment Term and Executive's employment hereunder may be terminated by the Company, Limited or Executive at any time and for any

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reason; provided, that Executive will be required to give the Company and
Limited at least 60-days advance written notice of any resignation of
Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                     a. By the Company or Limited For Cause or By Executive
Resignation Without Good Reason.

                  (i) The Employment Term and Executive's employment hereunder may be terminated by the Company or Limited for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason
(as defined in Section 7(c)).

                  (ii) For purposes of this Agreement, "Cause" shall mean (A)
Executive's continued failure to work on a full-time basis and failure substantially to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that it is understood that this Section 7(a)(ii) shall not permit the
Company or Limited to terminate Executive's employment for Cause because of dissatisfaction with the quality of services provided by, or disagreement with the actions taken by, Executive in the good faith performance of Executive's duties to the Company or Limited, (B) Executive's conviction of, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or any conviction for an arrestable criminal offense
(excluding any motoring offense for which a non-custodial sentence is received by Executive), (C) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder which has been injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (D) Executive's breach of the provisions of
Sections 8 or 9 of this Agreement, other than an insignificant breach of Section
9 as reasonably determined by the Company; provided, however, that no act or omission shall be "willful" (1) to the extent taken by Executive at the direction of the CEO or the Board or (2) if effected with Executive's reasonable belief that such action or failure to act was in the Company's best interest.
The Company or Limited shall be required to give Executive written notice of the event(s) constituting Cause for termination for purposes of this Agreement and, in the case of the event described in clauses (A) or (D) hereof, if curable without additional financial harm to the Company, Executive shall have 30 days after receipt from the Company or Limited of such notice to cure such event(s)
constituting Cause.

                  (iii) If Executive's employment is terminated by the Company or Limited for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                        (A) the Base Salary through the date of termination;

                        (B) any Annual Bonus earned but unpaid as of the date of
              termination for any previously completed fiscal year;

                        (C) reimbursement for any unreimbursed business expenses
              properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                        (D) such employee benefits, if any, as to which
              Executive may be entitled under the employee benefit plans, programs or arrangements of the Company

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              or its affiliates pursuant to the terms of such plans, programs or arrangements (the amounts described in clauses (A) through (D)
              hereof being referred to as the "Accrued Rights").

                  Following such termination of Executive's employment by the
Company or Limited for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           b. Disability or Death.

                     (i) The Employment Term and Executive's employment
hereunder shall terminate upon Executive's death and may be terminated by the
Company or Limited if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as
"Disability").

                     (ii) Upon termination of Executive's employment hereunder
for either Disability or death, Executive or Executive's estate (as the case may
be) shall be entitled to receive:

                         (A) the Accrued Rights; and

                         (B) a pro rata portion of any Annual Bonus, if any,
              that Executive would have been entitled to receive pursuant to
              Section 4 hereof for the fiscal year in which such termination occurs based upon the percentage of such fiscal year that shall have elapsed through the date of Executive's termination of employment (the "Pro Rata Bonus"), payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated.

                  Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this
Agreement.

                         c. By the Company or Limited Without Cause (Other than
Due to Death or Disability) Prior to a Change in Control or On or Following the
First Anniversary of such Change in Control or Resignation by Executive for Good
Reason Prior to a Change in Control or On or Following the First Anniversary of
such Change in Control.

                     (i) The Employment Term and Executive's employment
hereunder may be terminated (x) by the Company or Limited without Cause (other than due to death or Disability) prior to a Change in Control (as defined in
Section 7(d)(ii)) or on or following the first anniversary of such Change in
Control or (y) due to resignation by Executive for Good Reason prior to a Change in Control or on or following the first anniversary of such Change in Control.

                     (ii) For purposes of this Agreement, "Good Reason" shall
mean (A) the failure of the Company or Limited to pay or cause to be paid or provide Executive's Base Salary, Annual Bonus or Employee Benefits when due hereunder, (B) any relocation of the Executive's

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principal office to a location which is more than a fifty (50) mile radius from its current location, (C) any adverse change in Executive's reporting relationship, (D) any material diminution for a period of at least 30 days in
Executive's authority or responsibilities from those described in Section 2 hereof or (E) the Company's failure to provide to Executive Directors' and
Officers' insurance which is comparable to that provided by other companies similar to the Company, as determined in the reasonable business judgment of the
Board; provided, that the events described in clauses (A), (B), (C), (D) or (E)
of this Section 7(c)(ii) shall constitute Good Reason only if the Company or
Limited fails to cure such event within (1) ten (10) days after receipt from
Executive of written notice of the event which constitutes Good Reason pursuant to clause (A) or (2) thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason pursuant to clauses (B), (C),
(D) and (E).

                     (iii) If (x) Executive's employment is terminated by the
Company or Limited without Cause (other than by reason of death or Disability)
prior to a Change in Control or on or following the first anniversary of such
Change in Control or (y) Executive resigns for Good Reason prior to a Change in
Control or on or following the first anniversary of such Change in Control,
Executive shall be entitled to receive:

                           (A) the Accrued Rights;

                           (B) subject to Executive's continued compliance with
              the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company),
              (x) continued payment of the Executive's Base Salary and (y) a monthly payment equal to Executive's Average Annual Bonus (as defined below) divided by twelve (12), for a period of two (2)
              years following the date of such termination; provided, that
              Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than
              retirement benefit plans;

                           (C) continued provision of a Company vehicle and
              medical, dental, life insurance and disability benefit coverage benefits provided at the level provided immediately prior to the date of such termination for a period of twenty-four (24) months immediately following the date of such termination (the "Continued
              Benefits");

                           (D) the Pro Rata Bonus, payable when such bonus would
              have otherwise been payable had Executive's employment not terminated;

                           (E) a supplemental retirement benefit equal to the
              excess of (x) the benefit that Executive would earn under the U.K.
              Pension Scheme if Executive was credited with years of service under the U.K. Pension Scheme equal to the sum of (1) a period of two years following Executive's termination of employment (the
              "Supplemental Benefit Period") and (2) the years of service credited to Executive up until the date of Executive's termination of employment for purposes of the U.K. Pension Scheme (the "U.K.
              Years of Service") over (y) the benefit that Executive earns as a participant in the U.K. Pension Scheme based on credited years of service equal to the UK Years of Service (the "Supplemental
              Retirement Benefit"). Executive's "Earnings" will be based on the
              "Earnings" as determined under the U.K. Pension Scheme as if
              Executive had remained in employment with the Company and

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              Limited for a period of two years following Executive's
              termination of employment at the same level of Base Salary as
              Executive was receiving when Executive's employment terminated.
              Subject to Executive's continued compliance with the provisions of
              Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), the supplemental benefit shall be paid by Limited to Executive monthly over the two-year period following Executive's termination of employment; and

                           (F) two years will be added to the Executive's actual
              pensionable service in calculating the Target Total Pension in the
              Lucas Funded Executive Pension Scheme No. 4; for avoidance of doubt, the Supplemental Retirement Benefit will be deemed to form part of the Executive's pension from the U.K. Pension Scheme when calculating the Executive's benefits under the Lucas Funded
              Executive Pension Scheme No. 4. (the "Executive Scheme Addition").

                  As used in this Agreement, "Average Annual Bonus" means the average of the Annual Bonuses earned by Executive with respect to each of the previously completed fiscal years occurring during the Employment Term (up to a maximum of the three most recently completed fiscal years) or, if such termination of employment occurs prior to December 31, 2003, Executive's Target
Annual Bonus.

                       (iv) Notwithstanding any other provision of this Section
7(c), if Executive's employment is terminated prior to a Change in Control (as defined in Section 7(d)(ii)) but after the initial discussions with any "person"
or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the
Exchange Act) regarding a Change in Control (the "Discussion Period"), by the
Company or Limited (i) at the request of such person or group involved in the
Change in Control or (ii) without cause but otherwise in connection with or in anticipation of a Change in Control and such Change in Control subsequently occurs or if Executive resigns with Good Reason during the Discussion Period and such Change in Control subsequently occurs then, Executive shall also be entitled to (x) the payment of an amount equal to that provided in Section
7(d)(iii)(B)(2) as if Executive was terminated as of the consummation of such
Change in Control and (y) the payment of the unpaid severance in Section
7(c)(iii)(B), as soon as practicable, but in no event later than ten (10) days following such Change in Control.

                  Following Executive's termination of employment by the Company or Limited without Cause (other than by reason of Executive's death or
Disability) prior to a Change in Control or on or following the first anniversary of such Change in Control, or by Executive's resignation for Good
Reason prior to a Change in Control or on or following the first anniversary of such Change in Control, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                       d. By the Company or Limited Without Cause (Other than
Due to Death or Disability) Following a Change in Control but Prior to the First
Anniversary of such Change in Control or Due to Resignation by Executive for
Good Reason Following a Change in Control but Prior to the First Anniversary of
such Change in Control.

                     (i) The Employment Term and Executive's employment
hereunder may be terminated (x) by the Company or Limited without Cause (other than due to death or Disability) following a Change in Control but prior to the first anniversary of such Change in Control or (y)

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due to resignation by Executive for Good Reason following a Change in Control but prior to the first anniversary of such Change in Control.

                     (ii) For purposes of this Agreement, "Change in Control"
shall mean (A) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of TRW Automotive
Holdings Corp. ("Holdings") or the Company to any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Automotive Investors L.L.C. ("AI") or any of its Affiliates (as defined below), (B) any person or group, other than AI or any of its Affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the
Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings or the Company, including by way of merger, consolidation or otherwise and AI or any of its Affiliates cease to control the Board of Directors of Holdings (the "Holdings Board") or the Board
or (C) any one or series of related transactions after which any "person" or
"group" (as defined above) (i) has, directly or indirectly, through any method or means, more voting power in Holdings or the Company than AI or any of its
Affiliates or (ii) has the ability, directly or indirectly, through any method or means, to elect more members of the Holdings Board or the Board than AI or any of its Affiliates. For purposes of this Section 7(d)(ii), the term
"Affiliate" means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with AI. For purposes of this definition, "control" (including, with correlative meanings, the terms
"controlling," "controlled by" and "under common control with") as used with respect to AI, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of AI, whether through the ownership of voting securities, by agreement or otherwise.

                     (iii) If (x) Executive is terminated by the Company or
Limited without Cause (other than due to death or Disability) following a Change in Control but prior to the first anniversary of such Change in Control or (y)
Executive resigns with Good Reason following a Change in Control but prior to the first anniversary of such Change in Control, Executive shall be entitled to receive:

                           (A) the Accrued Rights;

                           (B) subject to Executive's continued compliance with
              the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), a lump-sum payment, payable as soon as practicable, but in no event later than ten (10) business days following such termination of employment, equal to the sum of (1) two (2) times the sum of (x)
              Executive's Base Salary and (y) Executive's Average Annual Bonus
              plus (2) the product of (I) the sum of (x) and (y) multiplied by
              (II) a fraction, the numerator of which is the number of months from the date of Executive's termination of employment until the first anniversary of the Change in Control and the denominator of which is twelve (12); provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans;

                           (C) the Continued Benefits;

                           (D) the Pro Rata Bonus, payable when such bonus would
              have otherwise been payable had Executive's employment not terminated;

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                           (E) the Supplemental Retirement Benefit; and

                           (F) the Executive Scheme Addition.

                  Following Executive's termination of employment by the Company or Limited without Cause (other than by reason of Executive's death or
Disability) following a Change in Control but prior to the first anniversary of such Change in Control, or by Executive's resignation for Good Reason following a Change in Control but prior to the first anniversary of such Change in
Control, except as set forth in this Section 7(d)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           e. Notice of Termination. Any purported termination
of employment by the Company, Limited or by Executive (other than due to
Executive's death) shall be communicated by written Notice of Termination to the other parties hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                           f. Board/Committee Resignation. Upon termination of
Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

                  8. Non-Competition.

                     a. Executive acknowledges and recognizes the highly
competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                     (i) During the Employment Term and, for a period of
eighteen (18) months following the date Executive ceases to be employed by the
Company (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly solicit or assist in soliciting in competition with a Competitive Business (as defined in Section
8(a)(ii)(A)), other than solicitation or assistance on behalf of, a Permitted
Competitive Employer (as defined in Section 8(a)(ii)(E)), the business of any client or prospective client:

                           (A) with whom Executive had personal contact or
              dealings on behalf of the Company during the one year period preceding Executive's termination of employment;

                           (B) with whom employees reporting to Executive have
              had personal contact or dealings on behalf of the Company during the one year immediately preceding Executive's termination of employment; or

                           (C) for whom Executive had direct or indirect
              responsibility during the one year immediately preceding
              Executive's termination of employment.

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                     (ii) During the Restricted Period, Executive will not
directly or indirectly:

                          (A) engage in any business that competes with any
              business of the Company or its subsidiaries that represents at least 10% of the consolidated revenues of the Company and its subsidiaries in any geographic area in the United States and the
              United Kingdom (including, without limitation, any business which the Company or its subsidiaries have specific plans to conduct in the future and as to which Executive is aware of such planning) (a
              "Competitive Business");

                          (B) enter the employ of, or render any services to,
              any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

                          (C) acquire a financial interest in, or otherwise
              become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

                          (D) act to discourage, or attempt to discourage,
              business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its
              affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

                          (E) Notwithstanding the foregoing, this Section
              8(a)(ii) shall not preclude Executive from entering the employ of, rendering services to, acquiring a financial interest in, or otherwise becoming actively involved in, any Person (a "Permitted
              Competitive Employer") which engages in a Competitive Business if the gross revenues of all such Competitive Businesses of such
              Permitted Competitive Employer and its affiliates for the most recently completed fiscal year of the Permitted Competitive
              Employer did not equal or exceed $500,000,000.

                     (iii) Notwithstanding anything to the contrary in this
Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

                     (iv) During the Restricted Period, Executive will not,
whether on Executive's own behalf or on behalf of or in conjunction with any
Person, directly or indirectly (except to the extent any current or former employees described below are retained through general public advertisement):

                          (A) solicit or encourage any employee of the Company
              or its affiliates to leave the employment of the Company or its affiliates; or

                          (B) hire any such employee who was employed by the
              Company or its affiliates as of the date of Executive's
              termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within

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              one year prior to or after, the termination of Executive's employment with the Company.

                           b. It is expressly understood and agreed that
although Executive, the Company and Limited consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against
Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Furthermore, while the restrictions aforesaid are considered by the parties to be reasonable in all circumstances, it is expressly understood and agreed that if any restriction shall be adjudged to be void or ineffective for any reason but would be adjudged to be valid and effective if part of the wording thereof were deleted, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.
Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  9. Confidentiality; Intellectual Property.

                     a. Confidentiality.

                   (i) Executive will not at any time (whether during or after
Executive's employment with the Company and Limited) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its subsidiaries (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information - including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board. Notwithstanding anything in this Agreement to the contrary, Executive may disclose Confidential Information to customers, suppliers, insurers, lenders, investors and other parties in the performance of his duties hereunder, provided that Executive reasonably believes such disclosure to be in the best interests of the Company.

                   (ii) "Confidential Information" shall not include any
information that is (a) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to
Executive by a third party without breach of any confidentiality obligation; or
(c) required by law to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. This Section

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9(a)(ii) shall not be construed to preclude Executive from using his acquired knowledge, experience and expertise gained during the Employment Term in any subsequent employment, provided that such use does not include the disclosure or other use in any manner of Confidential Information.

                   (iii) Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of Sections 8 and
9 of this Agreement provided they agree to maintain the confidentiality of such terms.

                   (iv) Upon termination of Executive's employment with the
Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

                       b. Intellectual Property.

                   (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, prior to Executive's employment by the
Company and Limited, that are relevant to or implicated by such employment
("Prior Works"), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company's current and future business. A list of all such material Works as of the date hereof is attached hereto as Exhibit A.

                   (ii) If Executive creates, invents, designs, develops,
contributes to or improves any Works, either alone or with third parties, at any time during Executive's employment by the Company and Limited and within the scope of such employment and/or with the use of any Company resources ("Company
Works"), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein
(including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company or Limited.

                                                                              12

                   (iii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration)
to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in
Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing. The Executive hereby waives all of his moral rights (as defined in the Copyright Designs and Patents
Act 1988) in respect of any acts of the Company or Limited or any acts of third parties done with the authority of the Company or Limited in relation to any rights and intellectual property rights which are the property of the Company or
Limited by virtue of Section 9(b)(ii).

                   (iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.
Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

                   (v) The provisions of Section 9 shall survive the termination of Executive's employment for any reason.

                  10. Specific Performance. Executive acknowledges and agrees that the Company and Limited's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the
Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  11. Miscellaneous.

                      a. Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the United Kingdom, without regard to conflicts of laws principles thereof.

                      b. Entire Agreement/Amendments. This Agreement contains
the entire understanding of the parties with respect to the employment of
Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between

                                                                              13

the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                      c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                      d. Severability. In the event that any one or more of the
provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                      e. Assignment. This Agreement, and all of Executive's
rights and duties hereunder, shall not be assignable or delegable by Executive.
Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This
Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                      f. No Mitigation; No Set Off. Executive shall not be
required to mitigate the amount of any payment provided for pursuant to this
Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise. The Company or
Limited's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

                      g. Successors; Binding Agreement. This Agreement shall
inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                      h. Notice. For the purpose of this Agreement, notices and
all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:

                  12025 Tech Center Drive
                  Livonia, MI  48150
                  Attention: General Counsel

                  If to Limited:

                                                                              14

                  Stratford Road
                  Solihul, West Midlands
                  B90 4AX England
                  Attention: General Counsel

                  If to Executive:

                  To the most recent address of Executive set forth in the
                  personnel records of the Company.

                      i. Executive Representation. Executive hereby represents
to the Company and Limited that the execution and delivery of this Agreement by
Executive, the Company and Limited and the performance by Executive of
Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                      j. Attorney's Fees. If Executive incurs legal fees and
expenses in an effort to secure, preserve or establish entitlement to compensation and benefits under this Agreement, Limited shall reimburse
Executive for such fees and expenses to the extent that the Executive substantially prevails in such dispute.

                      k. Indemnification. The Company shall indemnify and hold
Executive harmless, to the extent permitted by law, against judgments, claims, losses, damages, fines, amounts paid in settlement and expenses, including attorney's fees (paid quarterly) incurred by Executive, in connection with any action or proceeding (or any appeal from any action or proceeding) with respect to the Company or activities engaged in by Executive in the course of employment with the Company in which Executive is made, or is threatened to be made, a party or a witness. Executive shall also be given the benefit of any directors and officers liability insurance policy that protects other senior executives of the Company.

                      l. Prior Agreements. This Agreement supercedes all prior
agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of
Executive's employment with the Company and/or its affiliates including, without limitation, the Prior Employment Agreement.

                      m. Cooperation. Executive shall provide Executive's
reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during
Executive's employment hereunder. This provision shall survive any termination of this Agreement.

                      n. Withholding Taxes. The Company may withhold from any
amounts payable under this Agreement such taxes as may be required to be withheld pursuant to any applicable law or regulation.

                      o. Counterparts. This Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                                                              15

         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

TRW Automotive Acquisition Corp.               Steve Lunn

/s/ Neil P. Simpkins                           /s/ Steve Lunn
----------------------------------             --------------------------------
By: Neil P. Simpkins
Title: President

TRW Limited

/s/  David L. Bialosky
----------------------------------
By:  David L. Bialosky
Title:  Attorney-in-Fact

                                    EXHIBIT A

                               LIST OF PRIOR WORKS

                                      None.

                                   SCHEDULE 5A

                                BENEFITS SUMMARY

         TRW Executive Life Assurance Scheme

         Mr. Lunn is entitled to an additional unapproved life cover from the
TRW Executive Life Assurance Scheme.

         Company Vehicle

         As a participant in the Company's U.K. car policy, Mr. Lunn is entitled to select a vehicle from models which are commercially available in the U.K. The vehicles are contract hired; the Standard Profile Monthly Rental Allowance applicable for Mr. Lunn is (pound)840. Cars are normally replaced after four years or 80,000 miles, whichever is the sooner. Two year or three year replacement options are available at additional cost. The Company meets the cost of maintenance, repairs and insurance for vehicles.

         The car policy includes options to "trade up", "trade down" or "trade out". These options allow for flexing around the Standard Profile Monthly Rental
Allowance or, in the case of "trade out", the payment of the whole Monthly
Rental Allowance as a non-pensionable supplement to salary.

         Mr. Lunn is also entitled to free fuel for U.K. private mileage; a fuel card is provided for use with the Company vehicle.

         Private Health Insurance

         Whilst in the Company's employment, full free private health insurance is provided for Mr. Lunn, his wife and any children up to the age of 21 years, or later if in full time education.

         Health Checks

         The Company meets the cost of regular health checks.

         Personal Accident Cover

         The UK Personal Accident Policy provides cover for Mr. Lunn 24 hours per day, whether he is on Company business or not. Currently, in the event of death by accident a sum of four times annual salary is insured, according to the rules.

         Sickness Payment

         A service related scale is used to determine the minimum salary payment during periods of certified sickness absence. The scale is as follows:

                                                                               2

================================================================================
Length of Service                        No. of Weeks at Full Pay
--------------------------------------------------------------------------------
Less than 12 months                      4 weeks
--------------------------------------------------------------------------------
1 year but under 3 years                 8 weeks
--------------------------------------------------------------------------------
3 years but under 5 years                18 weeks
--------------------------------------------------------------------------------
5 years but under 10 years               24 weeks
--------------------------------------------------------------------------------
10 years and over                        24 weeks plus
                                         (subject to extenuating circumstances)
================================================================================

Payment over and beyond the scale is at Company discretion.

         Financial Planning

         Mr. Lunn has a non-pensionable supplement to salary of(pound)3,510 per annum to fund financial planning.

         Professional Subscription

         The Company meets the cost of one relevant professional institution's subscription per annum.